Exhibit 99.1
CanArgo Energy Corporation
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
Manavi M12 Update
September 19, 2006 – Tbilisi, Georgia – CanArgo Energy Corporation (“CanArgo”) (OSE: CNR, AMEX:CNR) today issued an update on the Manavi M12 well which is currently drilling in Georgia.
Whilst drilling ahead through the Cretaceous limestone reservoir a significant gas influx was observed, with up to 20% gas recorded at surface and with heavily gas-cut drilling mud. Traces of condensate were also observed in the mud. Drilling was temporarily halted at a depth of 4,733 metres (15,528 feet) in order to increase the mud weight to control the flow. Cuttings samples indicate a fractured porous vuggy white limestone, and oil/bitumen staining has been noted together with light oil/condensate shows. The mud weight is still being increased to control the well, after which it is planned to re-commence drilling through the reservoir whilst hydrocarbon shows continue. It is anticipated that total depth will be reached in early October 2006 after which logs will be run to evaluate the zones to be tested.
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in the Republic of Georgia and in Kazakhstan.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
USA

Sabin Rossi, VP External Affairs and Investor Relations
CanArgo Energy Corporation
Tel : +1 617 669 1841
Fax : +1 617 973 6406
e-mail: sabin@canargo.com
NORWAY
Regina Jarstein
Gambit H&K AS
Tel: +47 (22) 048206